As filed with the Securities and Exchange Commission on February 14, 1997

                                        Registration Statement No. 333- ________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------


                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------

                          BEACON PROPERTIES CORPORATION
             (Exact name of registrant as specified in its charter)


               Maryland                                      04-3224258
    (State or other jurisdiction of                       (I.R.S. Employer
    incorporation or organization)                       Identification No.)

                                 50 Rowes Wharf
                           Boston, Massachusetts 02110
                                 (617) 330-1400
          (Address and Telephone Number of Principal Executive Offices)

                                Alan M. Leventhal
                      President and Chief Executive Officer
                                       and
                              William A. Bonn, Esq.
                                 General Counsel
                          Beacon Properties Corporation
                                 50 Rowes Wharf
                           Boston, Massachusetts 02110
                                 (617) 330-1400
                      (Name, Address and Telephone Number,
                   Including Area Code, of Agent for Service)
                              --------------------

                                    copy to:
                             Gilbert G. Menna, P.C.
                            Kathryn I. Murtagh, Esq.
                           Goodwin, Procter & Hoar LLP
                                 Exchange Place
                                Boston, MA 02109
                                 (617) 570-1433
                              --------------------

        Approximate date of commencement of proposed sale to public: From time to time after this registration statement becomes effective, as determined by the Unitholders.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                          CALCULATION OF REGISTRATION FEE
==================================================================================================================================
 Title of Securities Being          Amount to be            Proposed Maximum            Proposed Maximum            Amount of
         Registered                  Registered         Offering Price Per Share    Aggregate Offering Price    Registration Fee
                                                                   (1)
----------------------------------------------------------------------------------------------------------------------------------
        Common Stock                 1,125,809                   $34.375                  $38,699,684                $11,728
==================================================================================================================================

(1) This estimate is based on the average of the high and low sales prices on the New York Stock Exchange of the Common Stock of Beacon Properties Corporation on February 12, 1997, pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and is made solely for purposes of determining the registration fee.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

[RED HERRING]
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell nor the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State. [/RED HERRING]

PROSPECTUS
                              Subject to Completion
                 Preliminary Prospectus dated February 14, 1997

                                1,125,809 Shares
                          Beacon Properties Corporation
                                  Common Stock


        Beacon Properties Corporation (collectively with its subsidiaries, the ("Company") is a self-administered and self-managed real estate investment trust ("REIT") which owns a portfolio of Class A office properties and other commercial properties located in major metropolitan areas, including Boston, Atlanta, Chicago, Los Angeles, San Francisco and Washington, D.C., as well as commercial real estate development, acquisition, leasing, design and management businesses. The Company is a Maryland corporation and its Common Stock is listed on the New York Stock Exchange under the symbol "BCN."

        This Prospectus relates to the possible issuance by the Company of up to 1,125,809 shares (the "Redemption Shares") of common stock, par value $.01 per share ("Common Stock"), of the Company, if and to the extent that TMPC, L.P., the holder of 540,059 units of limited partnership interest ("Units") in Beacon Properties, L.P. (the "Operating Partnership"), Metropolitan Life Insurance Company ("MetLife"), the holder of 585,750 Units, or any transferee of TMPC, L.P. or MetLife (each, a "Unitholder" and together with TMPC, L.P. and MetLife, the "Unitholders") exchanges such Units for Redemption Shares. The Units were issued to TMPC, L.P. on February 15, 1996 in connection with the acquisition of 32 buildings located in Perimeter Center, suburban Atlanta, Georgia and to MetLife on December 27, l996 in connection with the acquisition of the four buildings known as Presidents Plaza, Chicago, Illinois. TMPC, L.P. may not, without the prior written consent of the Operating Partnership, directly or indirectly sell, offer or contract to sell, grant any option to purchase, pledge, convert, distribute or otherwise dispose of ("Transfer") the Units until February 16, 1997. MetLife may not Transfer the Units until December 28, l997.

        The Unitholders and any agents, dealers or underwriters that participate with the Unitholders in the distribution of the shares of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which case any commissions received by such agents, dealers or underwriters and any profit on the resale of the shares of Common Stock purchased by them may be deemed underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for indemnification arrangements between the Company and the Unitholders.

        Pursuant to the agreement of limited partnership of the Operating Partnership (the "Partnership Agreement"), a Unitholder may tender all or a portion of its Units to the Operating Partnership for redemption for the cash equivalent of an equivalent number of shares of Common Stock; provided, however, that the Company may, in its sole and absolute discretion, acquire any Units so tendered for an equivalent number of shares of Common Stock or for the cash equivalent of an equivalent number of shares of Common Stock.

        The Company anticipates that it generally will elect to acquire directly Units tendered for redemption and to issue Common Stock pursuant to this Prospectus in exchange therefor rather than paying cash. As a result, the Company may from time to time issue up to 1,125,809 Redemption Shares upon the acquisition of Units tendered to the Operating Partnership for redemption. Accordingly, the Company is registering the Redemption Shares to provide Unitholders with freely tradeable securities upon redemption.

        The Company will not receive any proceeds from the issuance of any Redemption Shares, but will acquire Units tendered to the Operating Partnership for redemption for which it elects to issue Redemption Shares. With each such acquisition, the Company's interest in the Operating Partnership will increase.

        The Common Stock is listed on the New York Stock Exchange ("NYSE") under the symbol "BCN." To ensure that the Company maintains its qualification as a REIT, ownership by any single person is limited to 6.0%, or 9.9% for certain stockholders, of the value of the outstanding capital stock of the Company.

        SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

                                 --------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------


               The date of this Prospectus is__________ __, 1997.

                              AVAILABLE INFORMATION

        The Company has filed with the Securities and Exchange Commission (the "SEC" or "Commission") a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Redemption Shares. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. The Registration Statement, including exhibits thereto, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and copies may be obtained at the prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

        The Company files information electronically with the Commission, and the Commission maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants (including the Company) that file electronically with the Commission. The address of the Commission's Web Site is (http://www.sec.gov).

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the locations described above. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. In addition, the Common Stock is listed on the New York Stock Exchange (the "NYSE"), and such materials can be inspected and copied at the NYSE, 20 Broad Street, New York, New York 10005.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents are incorporated herein by reference:

        1. The Company's Annual Report on Form 10-K for the year ended December 31, 1995, filed with the Commission pursuant to the Exchange Act.

        2. The Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 1996, June 30, 1996 and September 30, l996, filed with the Commission pursuant to the Exchange Act.

        3. The Company's Current Reports on Form 8-K, dated January 5, l996, February 20, 1996, July 23, l996, October 18, l996, December 18, 1996 and December 20, 1996, filed with the Commission pursuant to the Exchange Act, including all amendments thereto.

        4. The description of the Company's Common Stock contained in its Registration Statement on Form 8-A filed with the Commission pursuant to the Exchange Act, including all amendments and reports updating such description.

        All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of all shares of Common Stock registered hereunder shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

        Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        Any person receiving a copy of this Prospectus may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents. Written requests should be mailed to Kathleen M. McCarthy, Beacon Properties Corporation, 50 Rowes Wharf, Boston, Massachusetts 02110. Telephone requests may be directed to (617) 330-1400.

                                  RISK FACTORS

        This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed below. An investment in the Common Stock involves various risks. Unitholders and other prospective investors should carefully consider the following information in conjunction with the other information contained in this Prospectus before making an investment decision regarding the Redemption Shares.

Tax Consequences to Unitholders of Exchange of Units

        Tax Consequences of Exchange of Units. In the event that the Company exercises its right to acquire Units tendered for redemption in exchange for cash or Redemption Shares, the Company's acquisition of such Units will be treated for tax purposes as a sale of the Units. Such a sale will be fully taxable to the Unitholder and the Unitholder will be treated as realizing for tax purposes an amount equal to the sum of the cash received or the value of the Redemption Shares received in the exchange plus the amount of any Operating Partnership liabilities allocable to the exchanged Units at the time of the redemption or exchange. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the amount of cash and the value of other property (i.e., Redemption Shares) received upon such disposition. See "Description of Units and Redemption of Units --Tax Consequences of Redemption." In addition, the ability of the Unitholder to sell a substantial number of Redemption Shares in order to raise cash to pay tax liabilities associated with the redemption of Units may be limited as a result of fluctuations in the market price of the Common Stock, and the price the Unitholder receives for such shares may not equal the value of its Units at the time of redemption or exchange.

        In the event that the Company does not exercise its right to acquire Units tendered for redemption in exchange for cash or Redemption Shares, and such Units are redeemed by the Operating Partnership for cash, the tax consequences may differ. See "Description of Units and Redemption of Units."

        Potential Change in Investment Upon Redemption of Units. If a Unitholder exercises its right to require the redemption of all or a portion of its Units, the Unitholder may receive cash or, at the option of the Company, Redemption Shares in exchange for its Units. If the Unitholder receives cash from either the Operating Partnership or the Company, the Unitholder will not have any interest in the Company or the Operating Partnership (except to the extent that it retains Units) and will not benefit from any subsequent increases in the value of Common Stock and will not receive any future distributions from the Company or the Operating Partnership (unless the Unitholder retains or acquires in the future additional Common Stock or Units). If the Unitholder receives Common Stock, the Unitholder will become a stockholder of the Company rather than a holder of Units in the Operating Partnership. See "Description of Units and Redemption of Units--Comparison of Ownership of Units and Common Stock."

Risks Associated with the Addition of a Substantial Number of New Properties

      The Company is currently experiencing a period of rapid growth. Since January 1996, the Company has invested approximately $1.2 billion in office properties, increasing its interests in real estate by over 224%. The Company's ability to manage its growth effectively will require it to apply successfully its experience managing its existing portfolio to new markets and to an increased number of properties. There can be no assurance that the Company will be able to manage these operations effectively.

Real Estate Financing Risks

        Debt Financing and Existing Debt Maturities. The Company intends to finance the acquisition of additional properties through the use of debt and equity financing. The Company is therefore subject to risks normally associated with debt financing, including the possibility that the Company will have insufficient cash flow to meet required principal and interest payments, will be unable to refinance existing indebtedness (which in most cases will not be fully amortized at maturity), or will be unable to secure favorable refinancing terms.

         Currently, the Company's total consolidated debt is approximately $605 million, and its total consolidated debt plus its proportionate share of total unconsolidated debt (other than Rowes Wharf) is approximately $697.8 million. The Company (together with an affiliate) and the Equitable Life Assurance Society of the United States, on behalf of its Prime Property Fund ("Equitable"), the Company's joint venture partner in Rowes Wharf Associates, each holds one-half of the mortgage debt on the Rowes Wharf property. The Company's current consolidated mortgage indebtedness of approximately $452 million is secured by the Company's properties. In addition, the Company currently has $153 million outstanding under its Credit Facility. The Company's proportionate share of its current total unconsolidated debt (excluding Rowes Wharf) consists of approximately $46.4 million on the One Post Office Square Property (in which the Company has a 50% general partner interest) and approximately $46.4 million on the 75-101 Federal Street Property (in which the Company owns approximately 51.6% of the common stock of a private REIT that owns the Property).

         The Company currently has a policy of incurring debt only if upon such incurrence the Company's Debt to Market Capitalization Ratio (as defined below) would be 50% or less. For purposes of this policy, the Company's Debt to Market Capitalization Ratio is calculated as the Company's proportionate share of total consolidated and unconsolidated debt (excluding Rowes Wharf) as a percentage of the sum of the market value of outstanding shares of stock of the Company and Units plus the Company's proportionate share of total consolidated and unconsolidated debt (excluding Rowes Wharf). As noted, the Company (together with a an affiliate) currently holds one-half of the Rowes Wharf mortgage indebtedness. Although the Company has adopted a Debt to Market Capitalization Ratio policy, the organizational documents of the Company do not contain any limitation on the amount of indebtedness the Company may incur. Accordingly, the Board of Directors could alter or eliminate this policy and would do so, for example, if it were necessary in order for the Company to continue to qualify as a REIT.

         The Company anticipates that only a small portion of the principal of the Company's mortgage indebtedness will be repaid prior to maturity. However, if the Company does not have funds sufficient to repay such indebtedness at maturity, the Company may need to refinance indebtedness through additional debt financing or equity offerings. If the Company is unable to refinance this indebtedness on acceptable terms, the Company may be forced to dispose of properties upon disadvantageous terms, which could result in losses to the Company and adversely affect the amount of cash available for distribution to stockholders. If prevailing interest rates or other factors result in higher interest rates at a time when the Company must refinance its indebtedness, the Company's interest expense would increase, which would adversely affect the Company's results of operations and its ability to pay expected distributions to stockholders. Further, if any of the Company's properties are mortgaged to secure payment of indebtedness and the Company is unable to meet mortgage payments, the mortgagee could foreclose or otherwise transfer the property, with a consequent loss of income and asset value to the Company. Even with respect to nonrecourse indebtedness, the lender may have the right to recover deficiencies from the Company in certain circumstances, including fraud and environmental liabilities.

         Risk of Interest Variable Rates. Outstanding advances under the Credit Facility bear interest at a variable rate. The Company may incur additional variable rate indebtedness in the future. Accordingly, increases in interest rates could increase the Company's interest expense, which could adversely affect the Company's results of operations and its ability to pay expected distributions to stockholders. An increase in interest expense could also cause the Company to be in default under certain Credit Facility covenants.

Limited Geographic Diversification

         Approximately 39% and 24% of the Company's proportionate share of the rentable square feet of its properties are located in the greater Boston metropolitan area and the north central Atlanta office market, respectively. Consequently, the Company will continue to rely upon the demand for office and other commercial space in the greater Boston and Atlanta metropolitan areas. Although the Boston and Atlanta areas continue to recover from a severe economic downturn in real estate markets that occurred in the late 1980s and early 1990s, there can be no assurance that economic conditions in the Boston and Atlanta areas will continue to improve.

Risks Involved in Joint Ownership of Properties

         The Company holds (i) a 76% general and limited partner interest in the property partnership that owns the Center Plaza Property, (ii) a 50% general partner interest in the property partnership that owns the One Post Office Square Property, (iii) a 90% limited partner interest (through Beacon Property Management Corporation and Beacon Construction Company, Inc.) in Rowes Wharf Limited Partnership, a limited partnership that owns a 50% general partner interest in Rowes Wharf Associates, the entity that owns the hotel space and leases the office and retail space at the Rowes Wharf Property, (iv) a 10% general and limited partner interest in the property partnership that owns the Polk and Taylor Buildings Property and (v) approximately 51.6% of the common stock of a private REIT which holds a direct fee interest in the 75-101 Federal Street Property. The Company is not in a position to exercise sole decision making authority regarding One Post Office Square, Rowes Wharf, the Polk and Taylor Buildings or 75-101 Federal Street. However, the Company is responsible for the day-to-day affairs of each such Property.

         Joint ownership of Properties may, under certain circumstances, involve risks not otherwise present, including the possibility that the Company's partners or co-investors might become bankrupt, that such partners or co-investors might at any time have economic or other business interests or goals that are inconsistent with the business interests or goals of the Company, and that such partners or co-investors may be in a position to take action contrary to the instructions or the requests of the Company or contrary to the Company's policies or objectives, including the Company's policy with respect to maintaining its qualification as a REIT. Joint ownership also involves the potential risk of impasse on decisions, such as a sale, because neither the Company nor the partners or co-investors have full control over the entity owning the Property. Consequently, actions by such partners or co-investors might result in subjecting jointly- owned Properties to additional risk.

         The Company will, however, seek to maintain sufficient control of the entities holding jointly- owned Properties to permit the Company's business objectives to be achieved. Any capital contribution by the Company or the Operating Partnership to the property partnerships that own (directly or indirectly) the Rowes Wharf and Center Plaza Properties requires the approval of the Directors of the Company who are neither officers of the Company nor affiliated with The Beacon Companies. The Company's organizational documents do not limit the amount of available funds that may be invested in partnerships, joint ventures or co-investments.

Possible Adverse Consequences of Limits on Ownership of Common Stock

         In order to maintain its REIT qualification, not more than 50% in value of the outstanding capital stock of the Company may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code of 1986, as amended (the "Code"), to include certain entities) during the last half of a taxable year (other than the first year) (the "Five or Fewer Requirement"). In order to protect the Company against the risk of losing its REIT status due to a concentration of ownership among its stockholders, the Articles of Incorporation of the Company limit ownership of the issued and outstanding Common Stock by any single stockholder to 6.0% of the aggregate value of the Company's shares of capital stock from time to time; provided, however, that entities whose ownership of Common Stock is attributed to the beneficial owners of such entities for purposes of the Five or Fewer Requirement (such as pension trusts qualifying under Section 401(a) of the Code, United States investment companies registered under the Investment Company Act of 1940, as amended, partnerships, trusts, and corporations) are limited by the Company's Articles of Incorporation to holding no more than 9.9% of the aggregate value of the Company's shares of Common Stock. The Articles of Incorporation provide that the Board of Directors can waive these ownership limitations if the Board is satisfied, based upon the advice of tax counsel, that ownership in excess of these limits will not jeopardize the Company's status as a REIT, and further, that such waiver would be in the best interest of the Company. A transfer of shares to a person who, as a result of the transfer would violate the ownership limitations will be void. Shares acquired or transferred in breach of the ownership limitations will be automatically converted into shares not entitled to vote or to participate in dividends or other distributions. In addition, shares acquired or transferred in breach of the ownership limitations may be purchased by the Company for the lesser of the price paid and the average closing price for the ten trading days immediately preceding redemption.

Risks of Acquisition, Development and Construction Activities

         The Company intends to acquire existing office and commercial properties to the extent that they can be acquired on advantageous terms and meet the Company's investment criteria. In light of current conditions in the Company's target market areas, the Company anticipates that in the near future additional properties will be added to the Company's portfolio through acquisitions rather than new development and construction. Acquisitions of commercial properties entail general investment risks associated with any real estate investment, including the risk that investments will fail to perform as expected or that estimates of the cost of improvements to bring an acquired property up to standards established for the intended market position may prove inaccurate.

         The Company also intends to continue the development and construction of office and other commercial properties, in accordance with the Company's development and underwriting policies as opportunities arise in the future. Risks associated with such development and construction activities include the risk that: the Company may abandon development opportunities after expending resources to determine feasibility; construction costs of a project may exceed original estimates; occupancy rates and rents at a newly completed property may not be sufficient to make the properties profitable; financing may not be available on favorable terms for development of a property; and construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs. Development activities are also subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy, and other required governmental permits and authorizations. If any of the foregoing occurs, the Company's ability to make expected distributions to stockholders could be adversely affected. In addition, new development activities, regardless of whether or not they are ultimately successful, typically require a substantial portion of management's time and attention.

         The Company anticipates that future development will be financed, in whole or in part, through additional equity offerings or under lines of credit or other forms of secured or unsecured construction financing that will result in the risk that, upon completion of construction, permanent financing for newly developed properties may not be available or may be available only on disadvantageous terms. If a project is unsuccessful, the Company's losses may exceed its investment in the project.

Real Estate Investment Risks

         General Risks. Investments of the Company are subject to the risks incident to the ownership and operation of commercial real estate generally. The yields available from equity investments in real estate depend on the amount of income generated and expenses incurred. If the Company's properties do not generate revenues sufficient to meet operating expenses, including debt service and capital expenditures, the Company's results of operations and ability to make distributions to its stockholders will be adversely affected.

         A commercial property's revenues and value may be adversely affected by a number of factors, including the national, state and local economic climate and real estate conditions (such as oversupply of or reduced demand for space and changes in market rental rates); the perceptions of prospective tenants of the safety, convenience and attractiveness of the properties; the ability of the owner to provide adequate management, maintenance and insurance; the ability to collect all rent from tenants on a timely basis; the expense of periodically renovating, repairing and reletting spaces; and the increase of operating costs (including real estate taxes and utilities) that may not be passed through to tenants. Certain significant expenditures associated with investments in real estate (such as mortgage payments, real estate taxes, insurance and maintenance costs) are generally not reduced when circumstances cause a reduction in rental revenues from the property. If a property is mortgaged to secure the payment of indebtedness and if the Company is unable to meet its mortgage payments, a loss could be sustained as a result of foreclosure on the property or the exercise of other remedies by the mortgagee. In addition, real estate values and income from properties are also affected by such factors as compliance with laws, including tax laws, interest rate levels and the availability of financing.

        Tenant Defaults. Substantially all of the Company's income is derived from rental income from real property. Consequently, the Company's results of operations and ability to make expected distributions to stockholders could be adversely affected if a significant number of tenants at its properties failed to meet their lease obligations. In the event of a default by a lessee, the Company may experience delays in enforcing its rights as lessor and may incur substantial costs in protecting its investment. Additionally, as a significant number of the Company's tenants are in the financial services, legal and accounting businesses, the Company's results of operations and ability to make expected distributions to stockholders would be adversely affected if these industries experienced a significant reduction in workforce. At any time, a tenant of the Company's properties may also seek protection under the bankruptcy laws, which could result in rejection and termination of such tenant's lease and thereby cause a reduction in the cash available for distribution by the Company. If a tenant rejects its lease, the Company's claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim. The amount of the claim would be capped at the amount owed for unpaid pre-petition lease payments unrelated to the rejection, plus the greater of one year's lease payment or 15% of the remaining lease payments payable under the lease (but not to exceed the amount of three years' lease payments). No assurance can be given that the Company will not experience significant tenant defaults in the future.

         Ground Leases. Two of the Company's properties are the subject of long-term ground leases. In the case of the lease on the office and retail portions of the Rowes Wharf property, the landlord becomes the owner of the portion of the property subject to the lease at the expiration of the term of the lease or at the earlier termination by reason of a breach of the lease by the tenant. The lease on the Rowes Wharf property, which expires in 2065, does not contain an extension option but includes an option to purchase. The ground lease on the South Station property expires in 2024. The landlord becomes the owner of the South Station property at the expiration of the term of the ground lease or at the earlier termination by reason of a breach of the lease by the tenant. The Company will have the right to extend the lease for two additional 15-year terms, subject to the landlord's right to terminate such additional periods upon two years' notice and payment to the Company of certain termination payments.

         Market Illiquidity. Equity real estate investments are relatively illiquid. Such illiquidity will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. In addition, provisions of the Code limit the Company's ability to sell properties held for fewer than four years, which may affect the Company's ability to sell properties without adversely affecting returns to holders of Common Stock.

         Operating Risks. The Company's properties are subject to operating risks common to commercial real estate in general, any and all of which may adversely affect occupancy or rental rates. The Company's properties are subject to increases in operating expenses such as cleaning, electricity, heating, ventilation and air conditioning; elevator repair and maintenance; insurance and administrative costs; and other general costs associated with security, landscaping, repairs and maintenance. The Company's tenants are currently obligated to pay these escalating costs, although there can be no assurance that tenants will agree to pay such costs upon renewal or that new tenants will agree to pay such costs. If operating expenses increase, the local rental market may limit the extent to which rents may be increased to meet such increased expenses without decreasing occupancy rates. While the Company implements cost-saving incentive measures at each of its properties, if any of the foregoing occurs, the Company's results of operations and its ability to make distributions to stockholders could be adversely affected.


Risk of Investment in Mortgage Debt

         The Company may invest in mortgages that are secured by existing office and commercial properties. In addition to the risks associated with investments in commercial office properties, investments in mortgage indebtedness present the additional risks that the fee owners of such properties may default in payments of interest on a current basis or file for bankruptcy, which may stay the Company's foreclosure of such mortgages and receipt of payments thereunder. Under such circumstances, the Company may not realize its anticipated investment return, and may sustain losses relating to such investments.

Possible Environmental Liabilities

         The Company's operating costs may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under, or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of hazardous or toxic substances, or the failure to remediate such property properly, may adversely affect the owner's ability to borrow by using such real property as collateral. Persons who arrange for the transportation, disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is or ever was owned or operated by such person. Certain environmental laws and common law principles could be used to impose liability for releases of hazardous materials, including asbestos-containing materials ("ACMs"), into the environment, and third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released ACMs or other hazardous materials. Environmental laws may also impose restrictions on the manner in which a property may be used or transferred or in which businesses may be operated, and these restrictions may require expenditures. In connection with the ownership and operation of its properties, the Company may be potentially liable for any such costs. The cost of defending against claims of liability or remediating contaminated property and the cost of complying with such environmental laws could materially adversely affect the Company's results of operations and financial condition.

         Phase I environmental site assessments ("ESAs") have been conducted at all of the Company's properties by qualified independent environmental engineers. The purpose of Phase I ESAs is to identify potential sources of contamination for which the properties may be responsible and to assess the status of environmental regulatory compliance. The ESAs have not revealed any environmental liability or compliance concerns that the Company believes would have a material adverse affect on the Company's business, assets, results of operations or liquidity, nor is the Company aware of any such liability or concerns. Nevertheless, it is possible that these ESAs did not reveal all environmental liabilities or compliance concerns or that material environmental liabilities or compliance concerns exist of which the Company is currently unaware.

         The Company has not been notified by any governmental authority, and has no other knowledge of, any material noncompliance, liability or claim relating to hazardous or toxic substances or other environmental substances in connection with any of its properties except as previously disclosed in documents incorporated herein by reference or as noted below.

         New England Executive Park Portfolio. Site assessments at the New England Executive Park Portfolio have identified the presence of trichloroethylene in the groundwater at one monitoring well on the northern perimeter of the property. The groundwater beneath the property flows into an aquifer, which supplies drinking water to the Town of Burlington. The concentrations that have been discovered at the property to date are slightly above the standards established for trichloroethylene in areas contributing to drinking water supplies and, as a result, must be reported to the Massachusetts Department of Environmental Protection (the "DEP"). The owner of the property to the north of the New England Executive Park Portfolio, which is upgradient of the New England Executive Park Portfolio, has filed with the DEP indicating the presence of trichloroethylene in the groundwater of such property. The former owner of the New England Executive Park Portfolio filed with the DEP to establish the property's "Downgradient Property Status" under applicable regulations, indicating that the property is not a source of the trichloroethylene contamination that has been identified. The DEP has stated that its policy is not to require downgradient property owners to perform remediation under these circumstances. In addition, the Town of Burlington has allocated funds for, and is in the process of constructing, a groundwater treatment facility at its drinking water supply that draws from the subject aquifer. The Company has been advised that such treatment facility has the capacity to treat any contaminants which may be derived from the groundwater passing beneath the New England Executive Park Portfolio. The Town's water treatment facility and the present policy of the DEP with respect to downgradient property owners do not relieve the

Company of potential liability for the presence of the identified trichloroethylene, although the Company does not believe that any such liability would have a material adverse effect on the Company.

         245 First Street. Site assessments performed at 245 First Street have identified the presence of oil in one soil sample taken at the property in an amount that slightly exceeds the concentration that requires reporting to the DEP. Based on these site assessments, however, an environmental consultant has advised the Company that applicable regulatory requirements can be satisfied without the need to perform any remediation at the property. As the owner of the property, the Company could be held liable for costs associated with the contamination that has been identified, although the Company does not believe that such costs would have a material adverse effect on the Company.

Risks of Investments in Subsidiaries

         The capital stock of each of Beacon Property Management Corporation, Beacon Construction Company, Inc. and Beacon Design Corporation (collectively, the "Subsidiary Corporations") is divided into two classes: voting and nonvoting common stock. Of the voting common stock, 99% is held by officers and/or directors of such Subsidiary Corporations (each of whom, as of the date of this Prospectus, is also an officer and/or director of the Company) and 1% is held by the Operating Partnership. Of the nonvoting common stock, 100% is held by the Operating Partnership. Management's 99% voting common stock represents 1% of the economic interests in each of the Subsidiary Corporations. Members of each Subsidiary Corporation's management, as the holders of 99% of the voting common stock, retain the ability to elect the board of directors of each of the Subsidiary Corporations. Although the nonvoting common stock and the voting common stock of each of the Subsidiary Corporations held by the Company represents 99% of the economic interests in such corporations, the Company is not able to elect directors. Its ability to influence the day-to-day decisions affecting these corporations may therefore be limited. As a result, the board of directors and management of each of the Subsidiary Corporations may implement business policies or decisions that would not have been implemented by persons controlled by the Company, and that are adverse to the interests of the Company, could adversely impact the Company's results of operations. The bylaws of each of the Subsidiary Corporations require that the voting common stock in such Subsidiary Corporation be held by officers of such Subsidiary Corporation at all times and require holders of voting common stock to enter into an agreement to that effect.

Effect of Market Interest Rates on Price of Common Stock

         One of the factors that will influence the market price of the Common Stock in public markets is the annual yield on the price paid for shares of Common Stock from distributions by the Company. An increase in market interest rates may lead prospective purchasers of the Common Stock to demand a higher annual yield from future distributions. Such an increase in the required distributions yield may adversely affect the market price of the Common Stock.

                                   THE COMPANY

General

         The Company is a self-administered and self-managed real estate investment trust ("REIT") which owns a portfolio of Class A office properties and other commercial properties located in major metropolitan areas, including Boston, Atlanta, Chicago, Los Angeles, San Francisco and Washington, D.C., as well as commercial real estate development, acquisition, leasing, design and management businesses. The Company is a Maryland corporation and its Common Stock is listed on the New York Stock Exchange under the symbol "BCN."

         The Company's business is conducted principally through subsidiaries which consist of an operating partnership, two subsidiary corporations and two subsidiary limited partnerships. Beacon Properties, L.P. is a Delaware limited partnership (the "Operating Partnership"), of which the Company is the sole general partner. The Company conducts third-party management operations through Beacon Property Management Corporation, a Delaware corporation (the "Management Company"), and conducts third-party tenant space design services through Beacon Design Corporation, a Massachusetts corporation (the "Design Company"). The Company conducts management operations for wholly-owned properties through Beacon Property Management, L.P., a Delaware limited partnership (the "Management Partnership") and conducts tenant space design services for wholly-owned properties through Beacon Design, L.P., a Delaware limited partnership (the "Design Partnership").

         The Company's executive offices are located at 50 Rowes Wharf in Boston, Massachusetts 02110 and its telephone number at that location is 617-330-1400.

The Properties

         Set forth below are summary descriptions of the Properties.

                                                                                                     Percent
                                        Year                                         Rentable       Leased at
                                       Built/       Ownership        Property         Area in     December 31,
              Property                Renovated    Interest(1)       Location       Square Feet       1996
              --------                ---------    -----------       --------       -----------       ----

Downtown Boston Office Market:
75-101 Federal Street...............  1985-1988       51.6%        Boston, MA         812,000           92%
One Post Office Square..............       1981         50%        Boston, MA         764,129           99%
Center Plaza........................  1966-1969         (2)        Boston, MA         649,359           93%
150 Federal Street..................       1988        100%        Boston, MA         530,279           99%
Rowes Wharf.........................       1987         45%        Boston, MA         344,326          100%
Russia Wharf........................  1978-1882        100%        Boston, MA         314,596           98%
2 Oliver Street-147 Milk Street.....  1982-1988        100%        Boston, MA         271,000           97%
175 Federal Street..................       1977        100%        Boston, MA         203,349           94%
South Station(3)....................       1988        100%        Boston, MA         148,591          100%
                                                                                      -------          ----
                                                                                    4,037,629           96%
                                                                                    ---------         -----

Greater Boston Suburban Office Market:
Wellesley Office Park(4)............  1963-1984        100%        Wellesley, MA      622,862          100%
Crosby Corporate Center(5)..........  1995-1996        100%        Bedford, MA        336,000           88%
Westwood Business Centre............       1985        100%        Westwood, MA       160,400          100%
New England Executive Office Park (6) 1970-1985        100%        Burlington, MA     817,013           98%
                                                                                      -------        -----
                                                                                    1,936,275           97%
                                                                                    ---------         -----

Cambridge Office Market:
One Canal Park......................       1987        100%        Cambridge, MA      100,300          100%
Ten Canal Park......................       1098        100%        Cambridge, MA      110,000           92%
245 First Street(7).................  1985-1986        100%        Cambridge, MA      263,227          100%
                                                                                      -------          ----
                                                                                      473,527           98%
                                                                                      -------         -----

North Central Atlanta Office Market:
Perimeter Center Portfolio(8).......  1970-1989        100%        Atlanta, GA      3,302,136           98%
                                                                                    ---------         -----


Arlington County, Virginia Office Market:
The Polk and Taylor Buildings.......       1970        100%        Arlington, VA      890,000          100%
1300 North 17th Street..............       1980        100%        Rosslyn, VA        372,865           98%
1616 North Fort Myer Drive..........       1974        100%        Rosslyn, VA        292,826           99%
                                                                                      -------         -----
                                                                                    1,555,691           99%
                                                                                    ---------         -----

Fairfax County, Virginia Office  Market:
John Marshall I.....................       1981        100%        McLean, VA         261,364          100%
E.J. Randolph       ................       1983        100%        McLean, VA         164,677           97%
Northridge I........................       1988        100%        Reston/Herndon,VA  124,319          100%
                                                                                      -------          ----
                                                                                      550,360           99%
                                                                                      -------         -----

Washington, D.C.  Office Market:
1333 H Street, N.W..................    1984(9)        100%        Washington, D.C.   238,694           90%
                                                                                      -------         -----

Suburban Chicago  Office Market:
AT&T Plaza..........................       1984        100%        Oak Brook, IL      225,318          100%
Tri-State International(10).........       1986        100%        Lincolnshire, IL   548,000           74%
Presidents Plaza (11)...............                   100%        Chicago, IL        791,000           90%
                                                                                      -------         -----
                                                                                    1,564,318           86%
                                                                                    ---------         -----
West Los Angeles  Office Market:
10960 Wilshire......................  1971-1992        100%        Westwood, CA       543,804           89%
                                                                                      -------         -----

Suburban Philadelphia Office Market:
Westlakes Office Park(12)...........  1988-1990        100%        Berwyn, PA         443,592           98%
                                                                                      -------         -----

                                       11



Suburban Philadelphia Office Market:
Shoreline Technology Park (13)......  1985-1991        100%        Mountain Valley, CA     727,000          100%
Lake Marriott Business Park (14)....       1981        100%        Santa Clara, CA         400,000          100%
                                                                                           -------          ----
                                                                                         1,127,000          100%
                                                                                         ---------          ----

               Total/Weighted Average                                                   15,773,026           96%
                                                                                        ==========         =====


 (1) The Company holds a general partner interest in One Post Office Square, a general partner and limited partner interest in Center Plaza and the Polk and Taylor Buildings and an indirect limited partner interest in Rowes Wharf Associates. The Company holds approximately 51.6% of the common stock of BeaMetFed, Inc., the entity that holds the fee title to the 75-101 Federal Street Property. The Company owns a 100% fee interest in the remaining Properties, with the exception of South Station, in which the Company holds a ground leasehold interest.

 (2) The Company holds a 1% general partner interest, a 75% limited partner interest and an option to purchase the remaining 24% limited partner interest in the partnership that owns the Center Plaza Property.

 (3) The Company owns a ground leasehold interest in the South Station Property which expires in 2024 but may be extended, at the Company's option, for two additional 15-year terms. Fee title to this Property is owned by an unaffiliated third party. This Property was originally built in the early 1900s and was fully rehabilitated in 1988. This Property includes a significant retail component.

 (4) The Wellesley Office Park consists of eight office buildings.

 (5) The Crosby Corporate Center is a Property which consists of six office buildings.

 (6) The New England Executive Park Portfolio consists of nine of the thirteen office buildings located in the New England Executive Park, the remaining four of which are owner-occupied.

 (7) The 245 First Street property consists of two attached structures connected by a four-story atrium. Riverview I, a six-story office building, was constructed in 1909 and renovated in 1986. Riverview II, an eighteen-story structure with parking on the first nine floors, was constructed in 1985.

 (8) The Perimeter Center Property consists of 32 buildings and six ground leases.

 (9) Approximately 205,000 square feet of the 1333 H Street Property was built in 1982. The remaining approximately 34,000 square feet was renovated in 1982.

(10)  The Tri-State International complex consists of five office buildings.

(11) Presidents Plaza consists of four office buildings.

(12) The Westlakes Office Park consists of four office buildings.

(13) Shoreline Technology Park consists of twelve office buildings.

(14) Lake Marriott Business Park consists of seven office buildings.

                           DESCRIPTION OF COMMON STOCK

        The description of the Company's Common Stock set forth below does not purport to be complete and is qualified in its entirety by reference to the Company's Articles of Incorporation (the "Articles of Incorporation") and Bylaws (the "Bylaws"), each as amended, as in effect.

General

        Under the Articles of Incorporation, the Company has authority to issue 100 million shares of Common Stock, par value $.01 per share. Under Maryland law, stockholders generally are not responsible for the corporation's debts or obligations. At February 11, 1997, there were 48,128,281 shares of Common Stock issued and outstanding.

Terms

        All shares of Common Stock offered hereby have been duly authorized, and are fully paid and non-assessable. Subject to the preferential rights of any other shares or series of stock and to the provisions of the Company's Articles of Incorporation regarding excess stock, $.01 par value per share ("Excess Stock"), holders of shares of Common Stock will be entitled to receive dividends on shares of Common Stock if, as and when authorized and declared by the Board of Directors of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company.

        Subject to the provisions of the Company's Articles of Incorporation regarding Excess Stock, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of Directors and, except as otherwise required by law or except as provided with respect to any other class or series of stock, the holders of Common Stock will possess the exclusive voting power. There is no cumulative voting in the election of Directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the Directors then standing for election, and the holders of the remaining shares of Common Stock will not be able to elect any Directors.

        Holders of Common Stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any securities of the Company.

        The Company intends to furnish its stockholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

        Subject to the provisions of the Company's Articles of Incorporation regarding Excess Stock, all shares of Common Stock will have equal dividend, distribution, liquidation and other rights, and will have no preference, appraisal or exchange rights.

        Pursuant to the Maryland General Corporation Law (the "MGCL"), a corporation generally cannot dissolve, amend its Articles of Incorporation, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes to be cast on the matter) is set forth in the corporation's Articles of Incorporation. The Company's Articles of Incorporation do not provide for a lesser percentage in such situations.

Transfer Agent

        The transfer agent and registrar for the Common Stock is Boston
EquiServe.

                    RESTRICTIONS ON TRANSFERS OF COMMON STOCK

Restrictions on Transfers

        In order for the Company to qualify as a REIT under the Code, among other things, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) (the "Five or Fewer Requirement"), and such shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year) or during a proportionate part of a shorter taxable year. See "Federal Income Tax Considerations." In order to protect the Company against the risk of losing its status as a REIT on account of a concentration of ownership among its stockholders, the Articles of Incorporation, subject to certain exceptions, provide that no single holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 6.0% (the "Ownership Limit") of the aggregate value of the Company's shares of Common Stock. Pursuant to the Code, Common Stock held by certain types of entities, such as pension trusts qualifying under Section 401(a) of the Code, United States investment companies registered under the Investment Company Act, partnerships, trusts and corporations, will be attributed to the beneficial owners of such entities for purposes of the Five or Fewer Requirement (i.e., the beneficial owners of such entities will be counted as holders). The Company's Articles of Incorporation limit such entities to holding no more than 9.9% of the aggregate value of the Company's shares of capital stock (the "Look-Through Ownership Limit"). Any transfer of shares of capital stock or of any security convertible into shares of capital stock that would create a direct or indirect ownership of shares of capital stock in excess of the Ownership Limit or the Look-Through Ownership Limit or that would result in the disqualification of the Company as a REIT, including any transfer that results in the shares of capital stock being owned by fewer than 100 persons or results in the Company being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the shares of capital stock. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT. The Board of Directors may, in its sole discretion, waive the Ownership Limit and the Look-Through Ownership Limit if evidence satisfactory to the Board of Directors and the Company's tax counsel is presented that the changes in ownership will not then or in the future jeopardize the Company's REIT status and the Board of Directors otherwise decides that such action is in the best interest of the Company.

        Shares of capital stock owned, or deemed to be owned, or transferred to a stockholder in excess of the Ownership Limit or the Look-Through Ownership Limit will automatically be converted into shares of Excess Stock that will be transferred, by operation of law, to the Company as trustee of a trust for the exclusive benefit of the transferees to whom such shares of capital stock may be ultimately transferred without violating the Ownership Limit or the Look-Through Ownership Limit. While the Excess Stock is held in trust, it will not be entitled to vote, it will not be considered for purposes of any stockholder vote or the determination of a quorum for such vote, and, except upon liquidation, it will not be entitled to participate in dividends or other distributions. Any distribution paid to a proposed transferee of Excess

Stock prior to the discovery by the Company that capital stock has been transferred in violation of the provisions of the Company's Articles of Incorporation shall be repaid to the Company upon demand. The Excess Stock is not treasury stock, but rather constitutes a separate class of issued and outstanding stock of the Company. The original transferee stockholder may, at any time the Excess Stock is held by the Company in trust, transfer the interest in the trust representing the Excess Stock to any person whose ownership of the shares of capital stock exchanged for such Excess Stock would be permitted under the Ownership Limit or the Look-Through Ownership Limit, at a price not in excess of (i) the price paid by the original transferee-stockholder for the shares of capital stock that were exchanged into Excess Stock, or (ii) if the original transferee-stockholder did not give value for such shares (e.g., the stock was received through a gift, devise or other transaction), the average closing price for the class of shares from which such shares of Excess Stock were converted for the ten days immediately preceding such sale or gift. Immediately upon the transfer to the permitted transferee, the Excess Stock will automatically be converted back into shares of capital stock of the class from which it was converted. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any shares of Excess Stock may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring the Excess Stock and to hold the Excess Stock on behalf of the Company.

        In addition, the Company will have the right, for a period of 90 days during the time any shares of Excess Stock are held by the Company in trust, to purchase all or any portion of the Excess Stock from the original transferee-stockholder at the lesser of (i) the price initially paid for such shares by the original transferee stockholder, or if the original transferee-stockholder did not give value for such shares (e.g., the shares were received through a gift, devise or other transaction), the average closing price for the class of stock from which such shares of Excess Stock were converted for the ten days immediately preceding such sale or gift, and (ii) the average closing price for the class of shares from which such shares of Excess Stock were converted for the ten trading days immediately preceding the date the Company elects to purchase such shares. The 90-day period begins on the date notice is received of the violative transfer if the original transferee-stockholder gives notice to the Company of the transfer or, if no such notice is given, the date the Board of Directors determines that a violative transfer has been made.

        These restrictions will not preclude settlement of transactions through the NYSE.

        Each stockholder shall upon demand be required to disclose to the Company in writing any information with respect to the direct, indirect and constructive ownership of capital stock as the Board of Directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

        The Ownership Limit may have the effect of precluding acquisition of control of the Company unless the Board of Directors determines that maintenance of REIT status is no longer in the best interests of the Company.


                  DESCRIPTION OF UNITS AND REDEMPTION OF UNITS

General

        Unitholders may, subject to certain limitations, require the Operating Partnership to redeem all or a portion of their Units (the "Redemption Right"). This Redemption Right shall be exercised pursuant to a notice of redemption delivered to the Operating Partnership, with a copy delivered to the Company. Upon redemption, a Unitholder will receive for each Unit redeemed cash in an amount equal to the market value (as defined below) of a share of Common Stock (subject to certain adjustments in the event of stock dividends and stock splits); provided, however, that the Company may, in its sole discretion, by notice to the Unitholder within five business days after receipt of the notice of redemption, elect to acquire any Unit presented to the Operating Partnership for redemption for cash or for one share of Common Stock (subject to the same adjustments). The market value of the Common Stock for purposes of redeeming Units will be equal to the average of the closing trading price of the Common Stock for the ten trading days prior to the day on which the redemption notice was received by the Operating Partnership.

        The Company anticipates that it generally will elect to acquire any Units presented to the Operating Partnership for redemption by the issuance of the Redemption Shares. Such an acquisition by the Company will be treated as a sale of the Units to the Company for Federal income tax purposes. See "--Tax Consequences of Redemption." Upon a redemption for cash, a Unitholder's right to receive distributions with respect to the Units redeemed will cease. Upon the receipt of Redemption Shares, a Unitholder will have rights as a stockholder of the Company, including the right to receive dividends from the time of its acquisition of the Redemption Shares.

        A Unitholder must notify the Company of its desire to require the Operating Partnership to redeem Units. A Unitholder must request the redemption of at least 1,000 Units. No redemption can occur if the delivery of Redemption Shares would be prohibited under the provisions of the Company's Articles of Incorporation to protect the Company's qualification as a REIT.

Tax Consequences of Redemption

        The following discussion summarizes certain Federal income tax considerations that may be relevant to a Unitholder should it exercise its right to redeem its Units.

        Tax Treatment of Exchange or Redemption of Units. If the Company elects to purchase Units tendered for redemption, the Partnership Agreement provides that each of the Unitholder, the Operating Partnership and the Company shall treat the transaction between the Unitholder and the Company as a sale of Units by the Unitholder at the time of such redemption. Such sale will be fully taxable to the Unitholder and the Unitholder will be treated as realizing for tax purposes an amount equal to the sum of the cash value or the value of the Common Stock received in the exchange plus the amount of any Operating Partnership liabilities allocable to the redeemed Units at the time of the redemption. The determination of the amount of gain or loss is discussed more fully below. If the Company does not elect to purchase a Unitholder's Units tendered for redemption and the Operating Partnership redeems such Units for cash that the Company contributes to the Operating Partnership to effect such redemption, the redemption likely also would be treated for tax purposes as a sale of such Units to the Company in a fully taxable transaction, although the matter is not free from doubt. In that event, the Unitholder would be treated as realizing an amount equal to the sum of the cash received in the exchange plus the amount of any Operating Partnership liabilities allocable to the redeemed Units at the time of the redemption. The determination of the amount and character of gain or loss in the event of such a sale is discussed more fully below. See "--Tax Treatment of Disposition of Units by a Limited Partner Generally."

        If the Company does not elect to purchase Units tendered for redemption and the Operating Partnership redeems a Unitholder's Units for cash that is not contributed by the Company to effect the redemption, the tax consequences would be the same as described in the previous paragraph, except that, if the Operating Partnership redeems less than all of a Unitholder's Units, the Unitholder would not be permitted to recognize any loss occurring on the transaction and would recognize taxable gain only to the extent that the cash, plus the amount of any Operating Partnership liabilities allocable to the redeemed Units, exceeded the Unitholder's adjusted basis in all of its Units immediately before the redemption.

        If the Company contributes cash to the Operating Partnership to effect a redemption, and in the event that the redemption transaction is treated as the redemption of a Unitholder's Units by the Operating Partnership rather than a sale of Units to the Company, the income tax consequences to the Unitholder would be as described in the preceding paragraph.

        Tax Treatment of Disposition of Units by a Limited Partner Generally. If a Unit is disposed of in a manner that is treated as a sale of the Unit, or a limited partner otherwise disposes of a Unit, the determination of gain or loss from the sale or other disposition will be based on the difference between the amount considered realized for tax purposes and the adjusted tax basis in such Unit. See "--Basis of Units." Upon the sale of a Unit, the "amount realized" will be measured by the sum of the cash and fair market value of other property (e.g., Redemption Shares) received plus the amount of any Operating Partnership liabilities allocable to the Units sold. To the extent that the amount of cash or property received plus the allocable share of any Operating Partnership liabilities exceeds the limited partner's adjusted tax basis in the Units disposed of, such limited partner will recognize gain. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the amount of cash and/or the value of any other property (i.e., Redemption Shares) received upon such disposition.

        Except as described below, any gain recognized upon a sale or other disposition of Units will be treated as gain attributable to the sale or disposition of a capital asset. To the extent, however, that the amount realized upon the sale of a Unit attributable to a limited partner's share of "unrealized receivables" of the Operating Partnership (as defined in Section 751 of the Code) exceeds the basis attributed to those assets, such excess will be treated as ordinary income. Unrealized receivables include, to the extent not previously included in Operating Partnership income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if the Operating Partnership had sold its assets at their fair market value at the time of the transfer of a Unit.

        Basis of Units. In general, a Unitholder who acquired his Units by contribution of property and/or money to the Operating Partnership had an initial tax basis in his Units ("Initial Basis") equal to the sum of (i) any other property contributed in exchange for such Units, and less the amount of any money distributed (or deemed distributed, as described below) in connection with the acquisition of the Units. the Initial Basis of Units acquired by other means would have been determined under the general rules of the Code, including the partnership provisions, governing the determination of tax basis. other rules, including the "disguised sale" rules discussed below, also may affect Initial Basis, and Unitholders are urged to consult their own tax advisors regarding their Initial Basis. Generally, a limited partner's initial tax basis ("Initial Basis") in his Units is increased by (i) such limited partner's share of Operating Partnership taxable and tax-exempt income and (ii) increases in such limited partner's allocable share of liabilities of the Operating Partnership. Conversely, a limited partner's basis in his Units is decreased (but not below zero) by (A) such limited partner's share of Operating Partnership distributions, (B) decreases in such limited partner's allocable share of liabilities of the Operating Partnership, (C) such limited partner's share of losses of the Operating Partnership and (D) such limited partner's share of nondeductible expenditures of the Operating Partnership that are not chargeable to his capital account.

        Potential Application of the Disguised Sale Regulations to a Redemption of Units. There is a risk that a redemption by the Operating Partnership of Units issued in exchange for a contribution of property to the Operating Partnership may cause the original transfer of property to the Operating Partnership in exchange for Units to be treated as a "disguised sale" of property. Section 707 of the Code and the Treasury Regulations thereunder (the "disguised Sale Regulations") generally provide that, unless one of the prescribed exceptions is applicable, a partner's contribution of property to a partnership and a simultaneous or subsequent transfer of money or other consideration (which may include the assumption of or taking subject to a liability) from the partnership to the partner will be presumed to be a sale, in whole or in part, of such property by the partner to the partnership. Further, the Disguised Sale Regulations provide generally that, in the absence of an applicable exception, if money or other consideration is transferred by a partnership to a partner within two years of the partner's contribution of property, the transactions are presumed to be a sale of the contributed property unless the facts and circumstances clearly establish that the transfers do not constitute a sale. the Disguised Sale Regulations also provide that if two years have passed between the transfer of money or other consideration and the contribution of property, the transactions will be presumed not to be a sale unless the facts and circumstances clearly establish that the transfers constitute a sale.

        Accordingly, if a Unit is redeemed by the Operating Partnership fro a Unitholder who holds Units that were issued in exchange for a contribution of property to the Operating Partners, the Internal Revenue Service (the "IRS") could contend that the Disguised Sale Regulations apply because the Unitholder will thus receive cash subsequent to a previous contribution of property to the Operating Partnership. in that event, the IRS could contend that the contribution was taxable as a disguised sale under the Disguised Sale Regulations. Any gain recognized thereby may be eligible for installment reporting under Section 453 of the Code, subject to certain limitations. In addition, in such event, the Disguised Sale Regulations might apply to cause a portion of the proceeds received by a redeeming Unitholder to be characterized as original issue discount on a deferred obligation which would be taxable as interest income in accordance with the provisions of Section 1272 of the Code. Each Unitholder is advised to consult its own tax advisors to determine whether redemption of its Units could be subject to the Disguised Sale Regulations.


Comparison of Ownership of Units and Common Stock

        The nature of an investment in Common Stock of the Company is generally economically equivalent to an investment in Units in the Operating Partnership. There are, however, some differences between ownership of Common Stock, some of which may be material to investors. The information below highlights a number of significant differences between the Operating Partnership and the Company relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, investor rights and Federal income taxation and compares certain legal rights associated with the ownership of Units and Common Stock, respectively. These comparisons are intended to assist Unitholders in understanding how their investment will be changed if their Units are acquired for Common Stock. This discussion is summary in nature and does not constitute a complete discussion of these matters, and investors should carefully review the balance of this Prospectus and the registration statement of which this Prospectus is a part for additional important information about the Company.

        Form of Organization and Assets Owned. The Operating Partnership is organized as a Delaware limited partnership. A substantial amount of the Company's operations are conducted through the Operating Partnership.

        The Company is organized under the laws of the State of Maryland. The Company maintains both a limited partner interest and a general partner interest in the Operating Partnership, which gives the Company an indirect investment in the Properties and other assets owned by the Operating Partnership.

The Company currently has an approximate 88.5% economic interest in the Operating Partnership, and such interest will increase as Units are redeemed for cash or acquired by the Company.

        Length of Investment. The Operating Partnership has a stated termination date of December 31, 2093, although it may be terminated earlier under certain circumstances. The Company has a perpetual term and intends to continue its operations for an indefinite time period.

        Purchase and Permitted Investments. The purpose of the Operating Partnership includes the conduct of any business that may be lawfully conducted by a limited partnership formed under Delaware law, except that the Partnership Agreement requires the business of the Operating Partnership to be conducted in such a manner that will permit the Company to be classified as a REIT for Federal income tax purposes. The Operating Partnership may, subject to the foregoing limitation, invest or enter into partnerships, joint ventures or similar arrangements and may own interests in any other entity.

        Under its Articles of Incorporation, the Company may engage in any lawful activity permitted under the Maryland General Corporation Law. However, under the Partnership Agreement, the Company, as the general partner of the Operating Partnership, may not, directly or indirectly, enter into or conduct any business other than in connection with the ownership, acquisition and disposition of interests in the Operating Partnership or the management of the business thereof.

        Additional Equity. The Operating Partnership is authorized to issue Units and other partnership interests to its partners or to other persons for such consideration and on such terms and conditions as the Company, as general partner, in its sole discretion, may deem appropriate.

        The Board of Directors of the Company may authorize the issuance of shares of capital stock of any class, whether now or hereafter authorized, or securities or rights, convertible into shares of capital stock, for such consideration as the Board of Directors may deem advisable, subject to such restrictions or limitations as may be set forth in the Company's Bylaws. As long as the Operating Partnership is in existence, the proceeds of all equity capital raised by the Company will be contributed to the Operating Partnership in exchange for Units or other interests in the Operating Partnership.

        Borrowing Policies. The Operating Partnership has no restrictions on borrowings, and the Company as general partner, has full power and authority to borrow money on behalf of the Operating Partnership.

        The Company is not restricted under its governing instruments from incurring borrowings. The Company has, however, adopted a policy that currently limits total borrowings to 50% of the total market capitalization of the Company. See "Risk Factors--Real Estate Financing Risks." The foregoing reflects the Company's general policy over time and is not intended to operate in a manner that inappropriately restricts the Company's ability to raise additional capital, including additional debt, to implement its planned growth, to pursue attractive acquisition opportunities that may arise or to otherwise act in a manner that the Board of Directors believes to be in the best interests of the Company and its stockholders. The Board of Directors, with the assistance of management of the Company, may reevaluate from time to time its debt and other capitalization policies in light of then current economic conditions, including the relative costs of debt and equity capital, the market value of its Properties, growth and acquisition opportunities, the market value of its equity securities in relation to the Company's view of the market value of its Properties, and other factors, and may modify its debt policy. Such modification may include increasing or decreasing its general ratio of debt to total market capitalization or substituting another measuring standard.

        Other Investment Restrictions. Other than restrictions precluding investments by the Operating Partnership that would adversely affect the qualification of the Company as a REIT, there are no restrictions upon the Operating Partnership's authority to enter into certain transactions, including, among others, making investments, lending Operating Partnership funds, or reinvesting the Operating Partnership's cash flow and net sale or refinancing proceeds.

        Neither the Company's Articles of Incorporation nor its Bylaws impose any restrictions upon the types of investments that may be made by the Company.

        Management Control. All management powers over the business and affairs of the Operating Partnership are vested in the Company, as general partner, and no limited partner of the Operating Partnership has any right to participate in or exercise control or management power over the business and affairs of the Operating Partnership. The Company may not be removed as general partner by the limited partners with or without cause.

        The Board of Directors has exclusive control over the Company's business and affairs subject only to the restrictions in the Articles of Incorporation and the Bylaws. The Board of Directors is classified into three classes. At each annual meeting of the stockholders, the successors of the class of directors whose terms expire at that meeting will be elected. The policies adopted by the Board of Directors may be altered or eliminated without advice of the stockholders. Accordingly, except for their vote in the elections of directors, stockholders have no control over the ordinary business policies of the Company.

        Management Liability and Indemnification. The Partnership Agreement generally provides that the Company, as general partner, will incur no liability to the Operating Partnership or any limited partner for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if the Company acted in good faith. In addition, the Company is not responsible for any misconduct or negligence on the part of its agents provided the Company appointed such agents in good faith. The Company may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors, and any action it takes or omits to take in reliance upon the opinion of such persons, as to matters which the Company reasonably believes to be within their professional or expert competence, shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion. The Partnership Agreement also provides for indemnification of the Company the Directors and officers of the Company, and such other persons as the Company may from time to time designate, against any and all losses, claims, damages, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings that relate to the operations of the Operating Partnership in which such person may be involved.

        The Company's Articles of Incorporation and Bylaws provide certain limitations on the liability of the Company's Directors and officers for monetary damages to the Company. The Articles of Incorporation and the Bylaws obligate the Company to indemnify its Directors and officers, and permit the Company to indemnify its employees and other agents, against certain liabilities incurred in connection with their service in such capacities. These provisions could reduce the legal remedies available to the Company and the stockholders against these individuals.

        The Company's Bylaws require it to indemnify its officers, Directors and certain other parties to the fullest extent permitted from time to time by Maryland law. The Maryland General Corporation Law permits a corporation to indemnify (a) any present or former Director or officer who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of his service in that capacity, against reasonable expenses incurred by him in connection with the proceeding and

(b) any present or former Director or officer against any claim or liability unless it is established that (i) his act or omission was committed in bad faith or was the result of active or deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful. The Maryland General Corporation Law also permits the Company to provide indemnification and advance expenses to a present or former Director or officer who served a predecessor of the Company in such capacity, and to any employer or agent of the Company or a predecessor of the Company.

        The Company has entered into indemnification agreements with each of its executive officers and Directors. The indemnification agreements require, among other things, that the Company indemnify its officers and Directors to the fullest extent permitted by law and advance to the officers and Directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, the Company must also indemnify and advance all expenses incurred by officers and Directors seeking to enforce their rights under the indemnification agreements and may cover officers and Directors under the Company's Directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides additional assurance to Directors and officers that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or the stockholders to eliminate the rights it provides. It is the position of the SEC that indemnification of directors and officers for liabilities under the Securities Act is against public policy and unenforceable pursuant to Section 14 of the Securities Act.

        Anti-takeover Provisions. Except in limited circumstances, the Company, as general partner, has exclusive management power over the business and affairs of the Operating Partnership. The Company may not be removed as general partner by the limited partners with or without cause.

        The Articles of Incorporation and Bylaws of the Company and Maryland law contain a number of provisions that may have the effect of delaying or discouraging an unsolicited proposal for the acquisition of the Company or the removal of incumbent management.

        Voting Rights. Under the Partnership Agreement, the limited partners do not have voting rights relating to the operation and management of the Operating Partnership except in connection with matters, as described more fully below, involving certain amendments to the Partnership Agreement, dissolution of the Operating Partnership and the sale or exchange of all or substantially all of the Operating Partnership's assets, including mergers or other combinations.

        Stockholders of the Company have the right to vote, among other things, on a merger or sale of substantially all of the assets of the Company, certain amendments to the Articles of Incorporation and dissolution of the Company. The Company is managed and controlled by a Board of Directors consisting of three classes having staggered terms of office. Each class is to be elected by the stockholders at annual meetings of the Company. Each share of Common Stock has one vote, and the Articles of Incorporation permit the Board of Directors to classify and issue Preferred Stock in one or more series having voting power which may differ from that of the Common Stock.

        Amendment of the Partnership Agreement or the Company's Articles of Incorporation. Amendments to the Partnership Agreement may be proposed by the Company, as general partner, or by limited partners holding 20% or more of the partnership interests and generally require approval of limited partners (including the Company) holding a majority of the outstanding limited partner interests. Certain amendments that would, among other things, convert a limited partner's interest into a general partner's interest, modify the limited liability of any limited partner, alter the interest of any limited partner in profits, losses or distributions, alter or modify the redemption right described herein, or cause the termination of the Operating Partnership at a time inconsistent with the terms of the Partnership Agreement must be approved by the Company, as general partner, and each limited partner that would be adversely affected by any such amendment.

        Amendments to the Company's Articles of Incorporation must be approved by affirmative vote of the holders of not less than two-thirds of all votes entitled to be cast on the matter.

        Vote Required to Dissolve the Operating Partnership or the Company. Under Delaware law, the Operating Partnership may be dissolved, other than in accordance with the terms of the Partnership Agreement, only upon the unanimous vote of the limited partners. Under Maryland law, the Board of Directors must obtain the approval of holders of not less than two-thirds of all outstanding shares of capital stock of the Company in order to dissolve the Company.

        Vote Required to Sell Assets or Merge. Under the Partnership Agreement, except in certain circumstances, the Operating Partnership may not sell, exchange, transfer or otherwise dispose of all or substantially all of its assets, including by way of merger or consolidation or other combination of the Operating Partnership, without the consent of the limited partners (including the Company) holding 85% or more of the limited partner interests of the Operating Partnership.

        Under Maryland law and the Company's Articles of Incorporation, the sale of all or substantially all of the assets of the Company or any merger or consolidation of the Company requires the approval of the Board of Directors and the affirmative vote of two-thirds of all the votes entitled to be cast on the matter. No approval of the stockholders is required for the sale of less than all or substantially all of the Company's assets.

        Compensation, Fees and Distributions. The Company does not receive any compensation for its services as general partner of the Operating Partnership. As a partner in the Operating Partnership, however, the Company has the same right to allocations and distributions as other partners of the Operating Partnership. In addition, the Operating Partnership will reimburse the Company, as general partner, for all expenses incurred relating to the ownership and operation of, or for the benefit of, the Operating Partnership.

        The Directors and officers of the Company receive compensation for their services.

        Liability of Investors. Under the Partnership Agreement and applicable Delaware law, the liability of the limited partners for the Operating Partnership's debts and obligations is generally limited to the amount of their investment in the Operating Partnership.

        Under Maryland law, stockholders generally are not personally liable for the debts or obligations of the Company. See "Description of Capital Stock--General."

        Nature of Investment. The Units constitute equity interests entitling holders thereof to their pro rata share of cash distributions made to the limited partners of the Operating Partnership. The Company is entitled to receive its pro rata share of distributions made by the Operating Partnership with respect to its interest in the Operating Partnership.

        Shares of Common Stock constitute equity interests in the Company. Each stockholder will be entitled to his pro rata share of any dividends or distributions paid with respect to Common Stock. The dividends payable to the stockholders are not fixed in amount and are paid only if, when and as declared by the Board of Directors. In order to qualify as a REIT, the Company must distribute at least 95% of its taxable income (excluding capital gains), and any taxable income (including capital gains) not distributed will be subject to corporate income tax.

        Potential Dilution of Rights. The Company, as general partner, is authorized, in its sole discretion and without limited partner approval, to cause the Operating Partnership to issue additional limited partnership interests and other equity securities for any partnership purpose at any time to the limited partners or to other persons on terms established by the Company.

        The Board of Directors of the Company may issue, in its discretion, additional shares of Common Stock and has the authority to issue from the authorized capital stock a variety of other equity securities of the Company with such powers, preferences and rights as the Board of Directors may designate at the time. The issuance of additional shares of Common Stock or other similar equity securities may result in the dilution of interests of the stockholders.

        Liquidity. Subject to certain exceptions, (i) as of February 16, 1997, TMPC, L.P. may transfer up to 540,059 Units with or without the consent of the Company; and (ii) as of December 28, 1997, MetLife may transfer up to 585,750 Units with or without the consent of the Company. However, the Company, as general partner, in its sole and absolute discretion, may or may not consent to the admission as a substituted limited partner of any transferee of such Units. If the Company does not consent to the admission of a transferee as a substituted limited partner, the transferee shall be considered an assignee of an economic interest in the Operating Partnership but will not be a holder of Units for any other purpose; accordingly, the assignee will not be permitted to vote on any affairs or issues on which a limited partner may vote.

        The Common Stock is listed on the NYSE. The breadth and strength of this market will depend, among other things, upon the number of shares outstanding, the Company's financial results and prospects, the general interest in the Company's real estate investments and the Company's dividend yield compared to that of other debt and equity securities.

                               REGISTRATION RIGHTS

        The registration of the Redemption Shares pursuant to this Registration Statement of which this Prospectus is a part will discharge the Company's obligations with respect to such Redemption Shares (i) to TMPC, L.P. under the terms of a Registration Rights Agreement dated as of February 15, 1996 (the "TMPC Registration Rights Agreement") and (ii) to MetLife under the terms of a Registration Rights Agreement dated as of December 27, 1996 (the "MetLife Registration Rights Agreement"), which the Company entered into in connection with the issuance of the Units. The following summary does not purport to be complete and is qualified in its entirety by reference to the Registration Rights Agreement.

        TMPC Registration Rights Agreement. Under the TMPC Registration Rights Agreement, at any time after February 15, 1997 until the earlier of (i) May 26, 2015 or (ii) the date on which all the Redemption Shares issued to TMPC have become eligible for sale pursuant to Rule 144(k) promulgated under the Securities Act, TMPC, L.P. may request that the Company cause to be filed a "shelf registration statement" (a "Shelf Registration") covering the Redemption Shares; provided, however, that TMPC, L.P. shall not make such a request with respect to Redemption Shares (A) disposed of under an effective Shelf Registration relating thereto, (B) sold pursuant to Rule 144 under the Securities Act or (C) eligible for sale pursuant to Rule 144 under the Securities Act. The TMPC Registration Rights Agreement requires the Company to use reasonable efforts to keep such Shelf Registration effective until the earliest of (a) the date on which TMPC, L.P. no longer holds any Redemption Shares registered under such Shelf Registration (b) the date on which the Redemption Shares may be sold by TMPC, L.P. pursuant to Rule 144(k) promulgated under the Securities Act or (c) the date that is six months from the effective date of such Shelf Registration. As long as the Registration Statement of which this Prospectus is a part remains effective, the Redemption Shares held by TMPC when issued by the Company pursuant to this Prospectus will no longer be entitled to the benefits of the TMPC Registration Rights Agreement.

        Pursuant to the TMPC Registration Rights Agreement, the Company has agreed to pay all expenses incurred in the registration of the Redemption Shares (other than brokerage and underwriting commissions and taxes of any kind and other than for any legal, accounting and other expenses incurred by TMPC, L.P. thereunder). The Company also has agreed to indemnify TMPC, L.P. under the TMPC Registration Rights Agreements and its officers, directors and other affiliated persons and any person who controls TMPC, L.P. against any and all losses, claims, damages and expenses arising under the securities laws in connection with the Registration Statement or this Prospectus, subject to certain limitations. In addition, TMPC, L.P. has agreed to indemnify the Company and its Directors, officers and any person who controls the Company against all losses, claims, damages and expenses arising under the securities laws insofar as such loss, claim, damage or expense relates to written information furnished to the Company by TMPC, L.P. for use in this Registration Statement or Prospectus or an amendment or supplement hereto or the failure by TMPC, L.P. to deliver or cause to be delivered this Prospectus or any amendment or supplement hereto to any purchaser from TMPC, L.P. of shares covered by the Registration Statement.

        MetLife Registration Rights Agreement. In connection with the acquisition of the Presidents Plaza Property, the Operating Partnership issued an aggregate of 1,171,500 Units to MetLife. MetLife agreed not to transfer 585,750 of these Units (the "Six-Month Units") until June 28, l997 and agreed not to transfer the remaining 585,750 Units (the "Twelve-Month Units") until December 28, l997. Under the MetLife Registration Rights Agreement, no later than April 26, 1997, the Company shall cause to be filed a shelf registration statement (the "Initial MetLife Registration") relating to the resale of shares of Common Stock issuable to MetLife upon conversion of the Six-Month Units; provided, however, that MetLife shall not make such a request with respect to shares of Common Stock (A) disposed of under an effective Shelf Registration relating thereto, (B) sold pursuant to Rule 144 under the Securities Act or (C) eligible for sale pursuant to Rule 144 under the Securities Act. The Company also is required to use reasonable efforts to keep such Shelf Registration effective until the earliest of (a) the date on which MetLife no longer holds any shares of Common Stock registered under such Shelf Registration (b) the date on which the shares of common stock may be sold by MetLife pursuant to Rule 144(k) promulgated under the Securities Act or (c) the date that is two and one-half years from the effective date of such Shelf Registration.

        The MetLife Registration Rights Agreement further provides that, at any time after June 28, 1999, MetLife may request that the Company cause to be filed a Shelf Registration covering the shares of Common Stock issuable to MetLife upon conversion of the Six-Month Units; provided, however, that MetLife shall not make such a request with respect to shares of Common Stock (A) disposed of under an effective Shelf Registration relating thereto, (B) sold pursuant to Rule 144 under the Securities Act or (C) eligible for sale pursuant to Rule 144 under the Securities Act. The Company also is required to use reasonable efforts to keep such Shelf Registration effective until the earliest of (a) the date on which MetLife no longer holds any shares of Common Stock registered under such Shelf Registration (b) the date on which the shares of Common Stock registered under such Shelf Registration may be sold by MetLife pursuant to Rule 144(k) promulgated under the Securities Act or (c) the date that is six months from the effective date of such Shelf Registration.

        Under the MetLife Registration Rights Agreement, no later than November 15, l997, the Company shall cause to be filed a shelf registration statement (the "Issuance Registration Statement") relating to the issuance of the Redemption Shares upon the conversion of the Twelve-Month Units. The Company is required to use reasonable efforts to keep such Issuance Registration Statement effective until the date on which MetLife has redeemed its Twelve-Month Units for Redemption Shares. If the Company is unable to keep the Issuance Registration statement effective for that period of time, MetLife will have the same rights described in the two preceding paragraphs with respect to the Twelve-Month Units and the Six-Month Units. The Prospectus and the Registration Statement of which it is a part constitutes the Issuance Registration Statement.

        Pursuant to the MetLife Registration Rights Agreement, the Company has agreed to pay all expenses incurred in the registration of the shares of Common Stock to be issued upon redemption of the Six-Month Units and the Twelve-Month Units (other than brokerage and underwriting commissions and taxes of any kind and other than for any legal, accounting and other expenses incurred by MetLife thereunder). The Company also has agreed to indemnify MetLife under the MetLife Registration Rights Agreements and its officers, directors and other affiliated persons and any person who controls MetLife against any and all losses, claims, damages and expenses arising under the securities laws in connection with the Registration Statement or this Prospectus, subject to certain limitations. In addition, MetLife has agreed to indemnify the Company and its Directors, officers and any person who controls the Company against all losses, claims, damages and expenses arising under the securities laws insofar as such loss, claim, damage or expense relates to written information furnished to the Company by MetLife for use in this Registration Statement or Prospectus or an amendment or supplement hereto or the failure by MetLife to deliver or cause to be delivered this Prospectus or any amendment or supplement hereto to any purchaser from MetLife of shares covered by the Registration Statement.

                        FEDERAL INCOME TAX CONSIDERATIONS

        The Company believes it has operated, and the Company intends to continue to operate, in such a manner as to qualify as a REIT under the Code, but no assurance can be given that it will at all times so qualify.

        The provisions of the Code pertaining to REITs are highly technical and complex. The following is a brief and general summary of certain provisions that currently govern the Federal income tax treatment of the Company and its stockholders. For the particular provisions that govern the Federal income tax treatment of the Company and its stockholders, reference is made to Sections 856 through 860 of the Code and the regulations thereunder. The following summary is qualified in its entirety by such reference.

        Under the Code, if certain requirements are met in a taxable year, a REIT generally will not be subject to federal income tax with respect to income that it distributes to its stockholders. However, the Company may be subject to federal income tax under certain circumstances including taxes at regular corporate rates on any undistributed REIT taxable income, the "alternative minimum tax" on its items of tax preference, and taxes imposed on income and gain generated by certain extraordinary transactions. If the Company fails to qualify during any taxable year as a REIT, unless certain relief provisions are available, it will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, which could have a material adverse effect upon its stockholders.

        In any year in which the Company qualifies to be taxed as a REIT, distributions made to its stockholders out of current or accumulated earnings and profits will be taxed to stockholders as ordinary income except that distributions of net capital gains designated by the Company as capital gain dividends will be taxed as long-term capital gain income to the stockholders. To the extent that distributions exceed current or accumulated earnings and profits, they will constitute a return of capital, rather than dividend or capital gain income, and will reduce the basis for the stockholder's Common Stock with respect to which the distribution is paid or, to the extent that they exceed such basis, will be taxed in the same manner as gain from the sale of that Common Stock.

        Unitholders are urged to consult with their own tax advisors with respect to the appropriateness of an investment in the Redemption Shares registered hereby and with respect to the tax consequences arising under Federal law and the laws of any state, municipality or other taxing jurisdiction, including tax consequences resulting from a Unitholder's own tax characteristics.


                              PLAN OF DISTRIBUTION

        The Company will not receive any proceeds from the issuance of any Redemption Shares, but will acquire Units tendered to the Operating Partnership for redemption for which it elects to issue Redemption Shares. The shares of Common Stock offered hereby may be sold from time to time on the NYSE on terms to be determined at the time of such sales.

        The shares of Common Stock offered hereby may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices.

        The Company will pay substantially all the expenses incurred by the Unitholders and the Company incident to the Offering, but excluding any underwriting discounts, commissions, and transfer taxes.

        The Company has agreed to indemnify the Unitholders against certain liabilities, including liabilities under the Securities Act.


                                  LEGAL MATTERS

        Certain legal matters will be passed upon for the Company by Goodwin, Procter & Hoar LLP, Boston, Massachusetts, a limited liability partnership including professional corporations, as corporate, securities and tax counsel to the Company. Gilbert G. Menna, whose professional corporation is a partner of Goodwin, Procter & Hoar LLP, is an assistant secretary of the Company and owns 1,000 shares of the Company's Common Stock.

                                     EXPERTS

        The consolidated balance sheets of the Company as of December 31, 1995 and 1994 and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1995 and for the period May 26, 1994 to December 31, 1994, and the combined statements of operations, owners' equity (deficit) and cash flows for the period January 1, 1994 to May 25, 1994 and the year ended December 31, 1993 of The Beacon Group, predecessor to the Company, and the related financial statement schedules of the Company as of December 31, 1995, incorporated herein by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1995 have been so incorporated in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing. The statement of excess of revenues over specific operating expenses for Perimeter Center, Atlanta, Georgia for the year ended December 31, 1995, incorporated by reference herein from the Company's current report on Form 8-K dated February 20, 1996, has been so incorporated in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in accounting and auditing. The statements of excess of revenues over specific operating expenses for each of the Fairfax County Portfolio in Tysons Corner and Herndon, Virginia, AT&T Plaza in Oak Brook, Illinois, Tri-State International in Lincolnshire, Illinois and 1333 H. Street in Washington, D.C. for the year ended December 31, 1995, incorporated by reference herein from the Company's report on Form 8-K dated July 23, 1996, have been so incorporated in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in accounting and auditing. The statements of excess of revenues over specific operating expenses for each of the Rosslyn Acquisitions in Rosslyn, Virginia, the New England Executive Park in Burlington, Massachusetts and 10960 Wilshire Boulevard in Westwood, California for the year ended December 31, 1995, incorporated by reference herein from the Company's current report on Form 8-K dated October 18, 1996, have been so incorporated in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in accounting and auditing.

================================================================================

    No person has been authorized in connection with the offering made hereby to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the Securities offered hereby to any person or by anyone in any jurisdiction in which it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.


                           ---------------------------


                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----


Available Information........................................................2

Incorporation of Certain Documents by Reference..............................2

Risk Factors.................................................................3

The Company.................................................................10

Description of Common Stock ................................................13

Restrictions on Transfers of Common Stock...................................14

Description of Units and Redemption of Units................................15

Registration Rights.........................................................23

Federal Income Tax Considerations...........................................25

Plan of Distribution........................................................26

Legal Matters...............................................................26

Experts.....................................................................27



================================================================================





================================================================================

                                1,125,809 Shares

                               Beacon Properties
                                  Corporation

                                  Common Stock

                            -----------------------

                                   PROSPECTUS

                            -----------------------



                            _________________, 1997


================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.       Other Expenses of Issuance and Distribution7

        The following table sets forth the estimated fees and expenses payable by the Company in connection with the issuance and distribution of the Common Stock registered hereby (all amounts except the registration fee are estimated):

Registration fee.......................................................$11,728
Printing and duplicating expenses......................................  2,000
Legal fees and expenses................................................  2,500
Miscellaneous..........................................................  1,000

Total   ...............................................................$17,228

Item 15. Indemnification of Directors and Officers

        The Company's Articles of Incorporation and Bylaws provide certain limitations on the liability of the Company's Directors and officers for monetary damages to the Company. The Articles of Incorporation, and the Bylaws obligate the Company to indemnify its Directors and officers, and permit the Company to indemnify its employees and other agents, against certain liabilities incurred in connection with their service in such capacities. These provisions could reduce the legal remedies available to the Company and the stockholders against these individuals.

        The Company's Bylaws require it to indemnify its officers, Directors and certain other parties to the fullest extent permitted from time to time by Maryland law. The Maryland General Corporation Law permits a corporation to indemnify (a) any present or former Director or officer who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of his service in that capacity, against reasonable expenses incurred by him in connection with the proceeding and (b) any present or former Director or officer against any claim or liability unless it is established that
(i) his act or omission was committed in bad faith or was the result of active or deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful. The Maryland General Corporation Law also permits the Company to provide indemnification and advance expenses to a present or former Director or officer who served a predecessor of the Company in such capacity, and to any employer or agent of the Company or a predecessor of the Company.

        The Company has entered into indemnification agreements with each of its executive officers and Directors. The indemnification agreements require, among other things, that the Company indemnify its officers and Directors to the fullest extent permitted by law and advance to the officers and Directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, the Company must also indemnify and advance all expenses incurred by officers and Directors seeking to enforce their rights under the indemnification agreements and may cover officers and Directors under the Company's Directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides additional assurance to Directors and officers that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or the stockholders to eliminate the rights it provides. It is the position of the SEC that indemnification of directors and officers for liabilities under the Securities Act is against public policy and unenforceable pursuant to Section 14 of the Securities Act.

Item 16. Exhibits

 4.1*  Articles of Incorporation.

 4.2** Bylaws.

 5.1 Opinion of Goodwin, Procter & Hoar LLP as to the legality of the Common Stock being registered.

 8.1   Opinion of Goodwin, Procter & Hoar LLP as to certain tax matters.

23.1   Consent of Coopers & Lybrand L.L.P., Independent Accountants.

23.2   Consent of Goodwin, Procter & Hoar LLP (included in Exhibit 5.1 hereto).

24.1   Power of Attorney (included on the signature page hereto).

----------------------------------
 *   Previously filed as an exhibit to Registrant's June 30, 1994 Form 10-Q.
** Previously filed as an exhibit to Registrant's Registration Statement on Form S-3 (File No. 333-17237) and incorporated herein by reference.

Item 17. Undertakings

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the undersigned registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, officers and controlling persons of the Registrant pursuant to the provisions described under
          Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts on this 14th day of February, 1997.

                                   BEACON PROPERTIES CORPORATION

                                   By:    /s/ Alan M. Leventhal
                                      --------------------------------------
                                        Alan M. Leventhal
                                        President and Chief Executive Officer



                                POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and Directors of Beacon Properties Corporation, hereby severally constitute Alan M. Leventhal and Lionel P. Fortin, and each of them singly, as our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement filed herewith and any and all amendments to said Registration Statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and generally to do all such things in our names and in our capacities as officers and Directors to enable Beacon Properties Corporation to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


         Signature           Capacity                                     Date
         ---------           --------                                     ----

/s/ Alan M. Leventhal        President, Chief Executive              February 14, 1997
-------------------------    Officer and Director
Alan M. Leventhal            (Principal Executive
                             Officer)

/s/ Edwin N. Sidman          Chairman of the Board                   February 14, 1997
-------------------------    of Directors
Edwin N. Sidman


-------------------------    Executive Vice President,
Lionel P. Fortin             Chief Operating Officer and
                             Director


/s/ Robert J. Perriello      Senior Vice President and               February 14, 1997
-------------------------
Robert J. Perriello          Chief Financial Officer
                             (Principal Financial Officer
                             and Principal Accounting Officer)

/s/ Norman B. Leventhal      Director                                February 14, 1997
-------------------------
Norman B. Leventhal

                                      II-4





/s/ Dale F. Frey               Director                                February 14, 1997
--------------------------
Dale F. Frey


--------------------------     Director
Graham O. Harrison


/s/ William F. McCall, Jr.     Director                                February 14, 1997
--------------------------
William F. McCall, Jr.


/s/ Steven Shulman             Director                                February 14, 1997
--------------------------
Steven Shulman


/s/ Scott M. Sperling          Director                                February 14, 1997
--------------------------
Scott M. Sperling


                                  EXHIBIT INDEX
                                  -------------

Exhibit No.                              Description
-----------                              -----------

      4.1*    Articles of Incorporation.

      4.2**   Bylaws, as amended

      5.1 Opinion of Goodwin, Procter & Hoar LLP as to the legality of the Securities being registered.

      8.1 Opinion of Goodwin, Procter & Hoar LLP as to certain tax matters.

     23.1     Consent of Coopers & Lybrand L.L.P., Independent Accountants.

     23.2     Consent of Goodwin, Procter & Hoar  LLP (included in
              Exhibit 5.1 hereto).

     24.1     Power of Attorney (included on the signature page hereto).


--------------------------

 *   Previously filed as an exhibit to Registrant's June 30, 1994 Form 10-Q.

** Previously filed as an exhibit to Registrant's Registration Statement on Form S-3 (File No. 333- 17237) filed and incorporated herein by reference.


                                      II-6